                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made as of February 28, 1999 (the "Effective Date"), by and between Zstar Enterprises, Inc., a Nevada Corporation (the Purchaser") and Apex Travel Ltd., a British Columbia, Canadian Corporation (the "Company").


         WHEREAS, Apex Canadian Holidays Ltd. (the "Company") carries on a travel agency business (hereinafter called the "Business") in and from the premises at 946 West 7th Avenue, Vancouver, B.C., Canada (hereinafter called the "Premises") and in connection therewith owns certain assets and equipment and machinery, inventory and stock, clientele, leasehold improvements and assets, all liabilities and rents the Premises.


         WHEREAS, the Company requires capital to fund its activities and is desirous of accessing the United States capital markets; and


         WHEREAS, the Seller is unable to provide the necessary capital required to fund the Company's ongoing business activities;


         WHEREAS, the Purchaser has agreed to make a good faith attempt to raise the Capital (as hereinafter defined) through which it shall fund the Company's future activities; and


         WHEREAS, based upon the above premises, the Seller desires to sell to the Purchaser, and the Purchaser desires to acquire, all of the issued and outstanding shares of the Company's common stock, all as hereinafter set forth;


         NOW, THEREFORE, in consideration of the premises and the mutual and independent agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:


                                    ARTICLE I
                           PURCHASE AND SALE OF STOCK

1.1      PURCHASE AND SALE

         Subject to the terms and conditions hereof, the Purchaser hereby agrees to purchase and acquire from the Seller, and the Seller hereby agrees to issue and sell to the Purchaser, at the Closing (as such term is hereinafter defined), one hundred (100) shares of the Company's Common Stock (the "Shares"), being all of the issued and outstanding shares of the Company's stock.


1.2      CONSIDERATION

         The purchase price to be paid by the Purchaser to the Seller for the Shares shall be U.S.$50,000 (the "Purchase Price") to be paid pursuant to the terms of promissory note (the "Note") attached hereto as Exhibit "A".


1.3      CLOSING

         The closing of the issuance and sale to the Purchaser of the Shares, at which certificate(s) duly evidencing the Shares shall be delivered by the

Seller to the Purchaser and the Note shall be delivered by the Purchaser to the Seller in the form attached hereto as Exhibit "A" (the "Closing"), shall take place at 11:59 p.m. on such date and at such time as the parties hereto may so decide (the "Closing Date"). The Closing shall take place at such location as is mutually agreed to by the parties.


1.4      CONDITIONS PRECEDENT TO CLOSING BY THE PURCHASER

         The obligations hereunder of the Purchaser to purchase and acquire the Shares are subject to the satisfaction of each of the following conditions at or prior to the Closing unless waived by the Purchaser in writing:


         1.4.1 The representations and warranties of the Seller and the Company contained in this Agreement shall be true in all material respects, on the Closing Date, as if originally made on such date.


         1.4.2 The Seller and the Company shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.


         1.4.3    (a)      No statute, rule or regulation shall have been
enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and (b) no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted or threatened by any governmental or regulatory body, agency or authority, and no investigation by any governmental or regulatory body, agency or authority shall have been commenced, with respect to the transactions contemplated hereby or with respect to the Company which would have a material adverse effect on the transactions contemplated hereby or on the business of the Company.


         1.4.4 One or more certificates duly issued by the Company in the name of the Purchaser, evidencing ownership of the Shares by the Purchaser, shall have been dated as of the Closing Date and delivered to the Purchaser at the Closing.


         1.4.5 The Purchaser shall have received the following documents from the Company, in form and content satisfactory to the Purchaser:


                  (a) Certified copies of the Resolutions of the Board of Directors of the Company unanimously authorizing the execution and performance by the Company of this Agreement and the agreements referred to elsewhere in this Agreement, the issuance of the Shares to the Purchaser and the other transactions contemplated hereby.


                  (b) A certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, certifying that the Articles of Incorporation and the By-Laws of the Company, as respectively amended, have not been amended, modified or repealed from the forms of such documents in effect on the date hereof which previously have been provided to the Purchaser.


                  (c) Long-form certificates dated as of a date proximate to the Closing Date confirming the good standing of the Company in Canada and in each state and/or province in which the Company is then required to be qualified to do business.

         1.4.6 The Company shall not have filed or had filed against it a petition under any Bankruptcy code, or any other similar law or laws, and the Company shall not be the subject of or be engaged in the appointment of any receiver, trustee or assignee for the benefit of its creditors or (other than as contemplated by this Agreement) any reorganization, moratorium, workout, recapitalization or restructuring.


         1.4.7 The Company shall have delivered to the Purchaser executed written consents of third parties, including, without limitation, governmental agencies, to the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, required pursuant to any agreement to which the Company is a party or by which it is bound or by any law, regulation, judgment, order, writ, injunction, decree, permit, license or authorization of any court or governmental or regulatory body of any jurisdiction applicable to the Company or any of its properties, except to the extent that the failure to obtain any such consents, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business of the Company.


1.5      CONDITIONS PRECEDENT TO CLOSING BY THE SELLER

         The obligations hereunder of the Seller to sell the Shares to the Purchaser are subject to the satisfaction of each of the following conditions at or prior to the Closing unless waived by the Company in writing:


         1.5.1 The representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on the Closing Date, as if originally made on such date.


         1.5.2 The Purchaser shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.


         1.5.3 No statute, rule or regulation shall have been enacted or promulgated, and no other, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and (b) no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted or threatened by any governmental or regulatory body, agency or authority, and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Purchaser which would have a material adverse effect on the transactions contemplated hereby or on the business of the Purchaser.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

2.1      REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

                       The Seller and the Company hereby represent and warrant to the Purchaser that:


         2.1.1    (a)      The Company is a corporation duly organized,
validly existing and in good standing under the laws of British Columbia, Canada, without limit as to the duration of its existence, and has the full corporate power and authority to enter into and carry out this Agreement and the agreements herein contemplated and to issue the Shares as herein provided.

The Company has the corporate power and authority to own, lease and operate its properties and to carry on the business currently conducted by it. The Company has previously made available to the Purchaser complete and correct copies of its Articles of Incorporation and its By-Laws as in effect on the date hereof. The Company has not taken any action for the purpose of effecting any amendment of its Articles of Incorporation or By-Laws from the form in which such instruments were previously provided to the Purchaser.


                  (b) The Company is duly qualified as a foreign corporation authorized to do business and is in good standing in each jurisdiction in which such qualification and good standing may be required, except to the extent that the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business of the Company.


         2.1.2 The execution, delivery and performance by the Company of this Agreement and the documents herein contemplated, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate and shareholder action of the Company, which has not been revoked, and no other corporate or shareholder action on the part of the Company is necessary. This Agreement is, and the other agreements contemplated to be delivered by the Company hereby when executed will be, the valid and binding obligations of the Company legally enforceable against it in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and of general equitable principles (whether considered in a proceeding in equity or at law).


         2.1.3 The Company does not own, directly or indirectly, any equity Stock, or options, warrants or other rights to acquire equity Stock, or Stock convertible into or exchangeable for equity Stock, of any other corporation (limited liability or otherwise), or any partnership interest in any general or limited partnership or limited liability partnership or unincorporated joint venture. There are no agreements, arrangements, undertakings or understandings governing the rights and duties of the Company as a shareholder of any other corporation, including, without limitation, any agreement, arrangement or understanding under which the Company is or may become obligated, directly or indirectly, to acquire or dispose of any equity interest in, make any capital contribution or extend credit to, or act as guarantor, surety or indemnitor for any obligation or liability of, any such corporation.


         2.1.4 The issued capital stock of the Company, at the Closing of the transaction contemplated hereby, consists of 100 shares of Common Stock. There are no existing options, warrants, calls or agreements requiring or entitling the holder thereof to the issuance of additional shares of capital stock of the Company, or Stock convertible into capital stock of the Company, and there are no arrangements or understandings to which the Company is a party or by which it is bound pursuant to which the Company is or may be required to issue additional shares of its capital stock. All of the issued and outstanding shares of capital stock of the Company were duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive rights or Federal or provincial Stock laws.


         2.1.5 The Shares are not subject to preemptive rights and, when issued in accordance with this Agreement, and the terms and conditions of the Warrant will be duly authorized, validly issued, fully paid and non-assessable, and free of any and all encumbrances, claims, security interests or any other rights or interests of third parties whatsoever (other than rights or interests in favor of the Purchaser hereunder and the rights and interests granted to third parties by or through the Purchaser).

         2.1.6 The execution, delivery and performance by the Company of this Agreement and the documents herein contemplated, and the consummation by the Company of the transactions contemplated hereby and thereby will not: (i) result in a breach of, or a default under (or an event which, with the lapse of time or the giving of notice or both, would constitute an event of default), or give any third party the right to terminate, cancel, modify or accelerate, or require any consent or the giving of any notice under, any contract, mortgage, loan, note, lease, bond, indenture, security agreement, undertaking or other agreement, instrument or obligation to which the Company is a party or by which it, or any of its property, may be bound or affected, or cause any security interest, lien, claim or other encumbrance to be created or imposed upon any such property by reason thereof, (ii) be in conflict with or contravention of any terms or provisions of the Articles of Incorporation or By-Laws of the Company, (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any Federal, state/provincial, local or foreign court or governmental or regulatory body, agency or authority applicable to the Company or by which any of its respective properties or assets may be bound or (iv) those which shall have been made or obtained on or prior to the Closing Date and except, in the case of each of the preceding subclauses (i) and (iii), those, the failure of the Company to make or obtain which, or the occurrence of which, could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business of the Company.


         2.1.7    (a)      The Company has delivered to the Purchaser true,
complete and accurate copies of the Company's unaudited financial statements (including balance sheets, statements of operations and statements of cash flows) at and for the financial year ended February 28, 1999 (the "1999 Financial Statements"). Except as otherwise described therein (including any notes thereto), the 1999 Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied during the periods covered thereby, and present fairly in all material respects the financial condition, results of operations and cash flows of the Company as at the dates, and for the periods, stated therein


         2.1.8 Except for any of the following that are not expected to have a materially adverse effect on the business or financial condition of the
Company: (a) there are no actions, suits, investigations, hearings, workers compensation claims or proceedings (including, without limitation, arbitral or administrative proceedings) pending or, to the best knowledge of the Company, threatened, against or affecting the Company or its properties, assets or business (or to the best knowledge of the Company, pending or threatened against, relating to or involving any of the officers, directors, employees, agents or consultants of the Company in connection with the business of the Company); and (b) the Company is not in default with respect to, there does not remain unsatisfied, and continuing compliance is not required under, any judgment, order, writ, injunction, decree, rule or award of any court, arbitrator or federal, state/provincial, municipal or other governmental or regulatory body, department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.


2.2      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Company that:


         2.2.1 The Purchaser is duly formed and validly subsisting under the laws of its jurisdiction of formation and has the full power and authority to enter into and carry out this Agreement and the agreements herein contemplated.

         2.2.2    (a)      The execution, delivery and performance of this
Agreement and the agreements herein contemplated, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action of the Purchaser, which has not been revoked, and no other action on the part of the Purchaser is necessary.


                  (b) The execution, delivery and performance of this Agreement and the documents herein contemplated, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, will not: (i) result in a breach of, or a default under (or an event which, with the lapse of time or the giving of notice or both, would constitute an event of default), or give any third party the right to terminate, cancel, modify or accelerate, or require any consent or the giving of any notice under, any contract, mortgage, note, lease, bond, indenture, security agreement, undertaking or other agreement, instrument or obligation to which the Purchaser is a party or by which it or its property may be bound or affected, or cause any security interest, lien, claim or encumbrance to be created or imposed upon any such property by reason thereof, (ii) be in conflict with or contravention of any term or provision of the charter documents of the Purchaser, (iii) violate or conflict with any law, statue, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument or any Federal, state/provincial, local or foreign court or governmental or regulatory body, agency or authority applicable to the Purchaser or by which it or its properties or assets may be bound or (iv) require, on the part of the Purchaser, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, except, in the case of the preceding subclause (iv), those which shall have been made or obtained on or prior to the Closing Date.


                  (c) This Agreement is, and the other agreements contemplated to be delivered by the Purchaser hereby when executed will be, the valid and binding obligations of the Purchaser legally enforceable against it in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and of general equitable principles (whether considered in a proceeding in equity or at law).


                                   ARTICLE III
                                    COVENANTS

3.1      COVENANTS OF THE COMPANY

         3.1.1 As soon as reasonably practicable after the date hereof, the Company will use all reasonable efforts to obtain the consents of all necessary governmental entities and other persons to the transactions contemplated hereby.


         3.1.2 From and after the Closing Date, the Company will promptly furnish the Purchaser with the following:


                  (a) Copies of all financial statements, reports and documents that the Company shall send to its stockholders generally; and


                  (b) Such other information relating to the financial condition of the Company as the Purchaser may reasonably request from time to time.


         3.1.3 The Company covenants and agrees that until the full and final payments of all amounts due under the Note, the Company shall treat as confidential all information obtained by it in connection with the transactions contemplated hereby concerning the Purchaser except any information (i) which was available to the Company on a non-confidential basis prior to its disclosure by the Purchaser, or was rightfully obtained by the Company from a source other than the Purchaser, (ii) appearing in public literature or otherwise in the public domain (through no fault of the Company), whether at the date hereof or at any time hereafter or (iii) which the Company is legally compelled (by depositions, interrogatories or requests for information through documents, subpoena, civil investigative demand or similar process) to disclose, provided that the Company shall have used its best efforts to obtain, and shall have afforded the Purchaser an opportunity to obtain, a protective order or other satisfactory assurance of confidential treatment for the information required to be disclosed, and provided further that if such protective order or other remedy is not obtained and the Company is nonetheless, in the opinion of its counsel, compelled to disclose the information to any tribunal, the Company shall disclose only that information which the Company is advised by opinion of its counsel is legally required to be disclosed. The Company shall not disclose any such information to any third person other than to employees and advisers of the Company, and shall preserve and maintain and prevent the disclosure or publication of any proprietary information and trade secrets.


     3.2 COVENANTS OF THE PURCHASER

         3.2.1 The Purchaser covenants and agrees that until the full and final payments of all amounts under the Note, the Purchaser shall treat as confidential all information obtained by it in connection with the transactions contemplated hereby concerning the Company except any information (i) which was available to the Purchaser on a non-confidential basis prior to its disclosure by the Company, or was rightfully obtained by the Purchaser from a source other than the Company, (ii) appearing in public literature or otherwise in the public domain (through no fault of the Purchaser), whether at the date hereof or at any time hereafter or (iii) which the Purchaser is legally compelled (by deposition, interrogatories or requests for information through documents, subpoena, civil investigative demand or similar process) to disclose, provided that the Purchaser shall have used its best efforts to obtain, and shall have afforded the Company an opportunity to obtain, a protective order or other satisfactory assurance of confidential treatment for the information required to be disclosed, and provided further that if such protective order or other remedy is not obtained and the Purchaser is nonetheless, in the opinion of its counsel, compelled to disclose the information to any tribunal, the Purchase shall disclose only that information which the Purchaser is advised by opinion of its counsel is legally required to be disclosed. The Purchaser shall not disclose any such information to any third party other than to employees and advisers of the Purchaser, and shall preserve and maintain and prevent the disclosure or publication of any proprietary information and trade secrets.


         3.2.2 The Purchaser hereby agrees that the existing shareholders shall collectively have the right to appoint one additional director to the Company's Board.


         3.2.3 The Purchaser covenants and agrees that it shall use commercially reasonable efforts to raise a sum of five hundred thousand United States dollars (U.S.$500,000) (the "Capital") which shall be applied towards the Business and towards developing the Purchaser's website and related internet technology.


         3.2.4 In the event that the Purchaser is not able to raise all of the Capital on or before June 30, 1999, the Company shall thereafter at any time, and from time to time, have the right to purchase all of the Shares from the Purchaser for a consideration in the amount of ten thousand United

States Dollars (U.S. $10,000) and the Purchaser hereby covenants and agrees to sell the Shares to the Company for such consideration.


                                   ARTICLE IV
                           SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION

4.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All other representations and warranties made or contained herein shall terminate as of the Closing and be of no further force and effect.


4.2      INDEMNITY OBLIGATIONS OF THE COMPANY.

         Seller hereby agrees to indemnify, defend and hold the Purchaser and its affiliates and any director, officer, employee, agent or representative of the Purchaser or any of its affiliates (the "Purchaser Indemnified Parties") harmless from, and to reimburse the Purchaser Indemnified Parties for any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, penalties, interest, costs and expenses (including, without limitation, out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever arising out of, based upon or resulting from (i) any breach of any representation and warranty of the Seller and/or Company which is contained in this Agreement or any Schedule or certificate delivered by the Seller and/or Company pursuant thereto; or (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertaking of the Seller and/or Company which are contained in or made pursuant to the terms and conditions of this Agreement or contained in any documents required to be delivered pursuant hereto.


4.3      INDEMNITY OBLIGATIONS OF THE PURCHASER.

         The Purchaser hereby agrees to indemnify, defend and hold the Seller and any director, officer, employee, agent or representative of the Seller (the "Seller Indemnified Parties") harmless from, and to reimburse the Seller Indemnified Parties for any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, penalties, interest, costs and expenses (including, without limitation, out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever arising out of, based upon or resulting from (i) any breach of any representation and warranty of the Purchaser which is contained in this Agreement; or (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertaking of the Purchaser which are contained in or made pursuant to the terms and conditions of this Agreement.

                                    ARTICLE V
                                  MISCELLANEOUS

5.1      NO WAIVER OF RIGHTS.

         No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.


5.2      NOTICE

         Any notice or communication herein required or permitted to be given shall be in writing and may be sent by hand, by registered or certified mail, return receipt requested, or by facsimile transmission. All such notices and communications hereunder shall be deemed given when received, as evidenced by the date indicated as the date of delivery (or attempted delivery if refused) on the return receipt, or confirmed facsimile transmission, as applicable. For purposes hereof, the addresses of the parties hereto (until notice of change thereof is given in accordance with this Section 5.2) shall be as follows:


To the Seller:               Apex Travel Ltd.
                             946 West 7th Avenue
                             Vancouver; B.C. V5Z 1C3
                             Canada
                             Attention:  David Ho, President
                             Telephone:  (604) 739-9772

To Purchaser:                Zstar Enterprises, Inc.
                             4323 West 12th Avenue
                             Vancouver; B.C. V6R 2P9
                             Canada
                             Attention:  Shelley James, Secretary, Director
                             Telephone:  (604) 224-5851


5.3      GOVERNING LAW

         This Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the internal substantive laws of the State of Nevada, without regard to the conflicts of laws or choice of laws principles thereof.


5.4      FACSIMILE SIGNATURES

         In the event that any party hereto utilizes a facsimile device or telecopier to transmit executed documents hereunder, including this Agreement but excluding any stock certificates, powers or assignments, the other party hereto shall accept and shall have the right to rely on such executed documents as so transmitted as if they bore the original signatures.


5.5      INDEPENDENT COUNSEL

         Each of the parties hereto has had an adequate opportunity to consult with legal counsel of its choice regarding the transactions contemplated herein, and has executed this Agreement with a full understanding of its rights and obligations as created hereby.

5.6      COUNTERPART ORIGINALS

         This Agreement may be executed simultaneously in counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


5.7      EXPENSES

         Each party shall bear and pay its own expenses in connection with this Agreement, including, without limitation, expenses of its legal counsel.


5.8      ASSIGNMENT; SUCCESSORS

         This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Company may not assign or transfer any of its interests, rights or obligations under this Agreement without the prior written consent of the Purchaser, and any attempted assignment or transfer without such prior written consent shall be void.


5.9      FURTHER ASSURANCES

         The parties hereto agree that, from time to time hereafter, and upon request of the other, each of them will execute, acknowledge and deliver such other documents and instruments as may be reasonably required more effectively to carry out the terms and conditions of this Agreement.


5.10     THIRD PARTY BENEFICIARIES

         This Agreement shall not confer upon any person or entity, other than the Company and the Purchaser and their respective permitted assigns and successors, any rights or remedies of any kind or nature.


5.11     ENTIRE AGREEMENT

         This Agreement together with the other agreements between the parties referred to herein, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous, oral and written, agreements, representations and understandings of the parties with respect thereto.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


                                 "Seller"
                                 APEX TRAVEL LTD.
                                 By:     /s/ David Ho
                                         --------------------------
                                 Name:   David Ho
                                 Title:  President


                                 "Purchaser"
                                 ZSTAR ENTERPRISES, INC.
                                 By:     /s/ Shelley James
                                         --------------------------
                                 Name:   Shelley James
                                 Title:  Secretary

                           APEX CANADIAN HOLIDAYS LTD.

                              FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED FEBRUARY 28, 1999

                              (In Canadian Dollars)

                                AUDITORS' REPORT


To the Directors of APEX CANADIAN HOLIDAYS LTD.:

We have audited the balance sheet of Apex Canadian Holdings Ltd. as at February 28, 1999 and the statements of loss, deficit and changes in financial position for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at February 28, 1999 and the results of its operations and the changes in its financial position for the year then ended in accordance with generally accepted accounting principles. As required by the Company Act of the Province of British Columbia, we report that, in our opinion, these principles have been applied on a consistent basis.




June 1, 1999                                               /s/  Peter K. Chan
Vancouver, British Columbia                                Chartered Accountants

                           APEX CANADIAN HOLIDAYS LTD.
                                  BALANCE SHEET
                                FEBRUARY 28, 1999



                                                                                  RESTATED
                                                                                    1998
                                                                1999             (UNAUDITED)
---------------------------------------------------------------------------------------------
ASSETS
    CURRENT
         Cash                                                $  34,560              45,241
         Accounts Receivable                                    48,058              55,602
         Prepaids & Security Deposits                            9,760               9,320
---------------------------------------------------------------------------------------------
                                                                92,378             110,163
    CAPITAL ASSETS (note 2 & 4)                                  2,396               3,317
    GOODWILL (note 2)                                           12,871              12,871
---------------------------------------------------------------------------------------------
                                                             $ 107,645           $ 126,351
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

LIABILITIES
    CURRENT
         Accounts Payable                                    $  57,409           $ 119,815
         Due to Apex Travel Ltd. (note 5 )                      73,356              26,549
---------------------------------------------------------------------------------------------
                                                               130,765             146,364
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

SHAREHOLDER'S DEFICIT
    SHARE CAPITAL (note 6)                                           1                   1
    DEFICIT                                                    (23,121)            (20,014)
---------------------------------------------------------------------------------------------
                                                               (23,120)5           (20,013)
---------------------------------------------------------------------------------------------

                                                             $ 107,645           $ 126,351
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------



On behalf of the Board:



/s/ David Ho      Director
------------

                           APEX CANADIAN HOLIDAYS LTD.
                          STATEMENT OF LOSS AND DEFICIT
                      FOR THE YEAR ENDED FEBRUARY 28, 1999



                                                            RESTATED
                                                              1998
                                           1999            (UNAUDITED)
-----------------------------------------------------------------------
REVENUES
    Sales                               $ 712,191           $ 829,128
    Less : Cost of Sales                  628,900             733,383
-----------------------------------------------------------------------
                                           83,291              95,745
OTHER INCOME                                3,059               1,859
-----------------------------------------------------------------------
                                           86,350              97,604
-----------------------------------------------------------------------

EXPENSES
    Accounting                              5,384               7,593
    Advertising & Promotion                     -                 320
    Amortization                              921                 647
    Bad Debts                                   -               3,278
    Bank charges & interest                   923               1,572
    Car Rental                              1,863               5,950
    Consulting Fee                              -               5,000
    Delivery & Postage                        928               1,346
    Dues & Subscriptions                      400                 110
    Entertainment                             504               1,166
    Foreign Exchange                        4,093               3,245
    Miscellaneous                           3,230               2,219
    Office Supplies & Printing              1,454               5,981
    Rent                                    7,200              10,500
    Salaries & Related Costs               52,584              54,070
    Telephone  & Utility                    7,867               9,786
    Travel & Education                      2,106               4,447
-----------------------------------------------------------------------
                                           89,457             117,230
-----------------------------------------------------------------------

NET (LOSS)                                 (3,107)            (19,626)

NET (LOSS) AND (DEFICIT),
    BEGINNING OF YEAR                     (20,014)               (388)
-----------------------------------------------------------------------

NET (LOSS) AND (DEFICIT),
    END OF YEAR                         $ (23,121)          $ (20,014)
-----------------------------------------------------------------------
-----------------------------------------------------------------------

                           APEX CANADIAN HOLIDAYS LTD.
                   STATEMENT OF CHANGES IN FINANCIAL POSITION
                      FOR THE YEAR ENDED FEBRUARY 28, 1999



                                                                            RESTATED
                                                                              1998
                                                          1999            (UNAUDITED)
---------------------------------------------------------------------------------------
CASH PROVIDED BY (APPLIED FOR):

    OPERATING ACTIVITIES
        Net (Loss)                                      $ (3,107)          $(19,626)
        Add : Items Not Affecting Cash
                Depreciation                                 921                647
---------------------------------------------------------------------------------------
                                                          (2,186)           (18,979)
        Net Changes in Non-Cash Items
                Accounts receivable                        7,544            (14,005)
                Prepaids Expenses and Deposits              (440)             9,400
                Accounts Payable &
                   & Accrued Liabilities                 (62,406)            16,247
                Due to Parent                             46,807             34,269
---------------------------------------------------------------------------------------
                                                         (10,681)            26,932
---------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                          (10,681)            26,932

CASH, BEGINNING OF YEAR                                   45,241             18,309
---------------------------------------------------------------------------------------

CASH, END OF YEAR                                       $ 34,560           $ 45,241
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

                           APEX CANADIAN HOLIDAYS LTD.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1999


1.       OPERATION

         The company was incorporated on October 24, 1996, and its existence has depended and will continue to depend on the support from its shareholders until the company becomes profitable.

2.       SIGNIFICANT ACCOUNTING POLICIES

         These financial statements reflect the following accounting policies:

         CAPITAL ASSETS

         They are recorded at cost and depreciated as following:

                  Computer                           30% declining balance
                  Furniture & Equipment              20% declining balance

         GOODWILL

         It is recorded at cost with no amortization.

         FOREIGN CURRENCY TRANSLATION

         Income and expenses in foreign currencies are translated into Canadian dollars at the rate of exchange prevailing on the dates of such transactions. All monetary assets and liabilities in foreign currencies are translated into Canadian dollars at the closing exchange rates in effect at the balance sheet date. Realized and unrealized gains and losses are included in income for the period.

3.       PRIOR PERIOD RESTATMENT

         The company's unaudited financial statements for fiscal year 1998 was restated to give effect to the following:

         (i)      Goodwill revised from $8,000 to $12,871
         (ii) Additional operational loss of $1,966 was recorded due to cut-off errors of which $388 was for prior periods

                           APEX CANADIAN HOLIDAYS LTD.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1999



4.       CAPITAL ASSETS

                                                             Net Book Value
                                           Accumulated                   1998
                                    Cost   Depreciation     1999      (Unaudited)
---------------------------------------------------------------------------------
         Computer                $  3,028  $    1,226     $  1,802     $ 2,574

         Equipment                    263          74          189         237
         Furniture &
           Fixture                    562         157          405         506
---------------------------------------------------------------------------------
                                 $  3,853  $    1,457     $  2,396     $ 3,317
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------



5.       DUE TO APEX TRAVAL LTD. & RELATED TRANSACTIONS

         Apex Travel LTD. ("Apex") was the owner of the company until February 28, 1999.

         Apex provided funds for the operations of the company. The company reimbursed Apex periodically throughout the year. The balance represents unreimbursed advances which is due on demand and non-interest bearing.

         Apex also provided accounting and management services to the company free of charge for the year.

         The company rented the existing business premise from an individual related to Apex at the exchange amount of $600 a month.

6.       SHARE CAPITAL

         Authorized                 =       100,000  common shares with no par value

         Issued and Fully Paid      =       100      common share with no par value     $ 1
                                                                                        ---
                                                                                        ---

                           APEX CANADIAN HOLIDAYS LTD.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1999


7.       FINANCIAL INSTRUMNETS

         Financial instruments included in the balance sheet are comprise of cash, accounts receivable, security deposits, accounts payable and due to Apex Travel Ltd.

         CREDIT RISK

         Credit risk arises from the potential that debtors will fail to perform its obligations. The ability of such debtors to meet contractual obligations would be affected by changing economic or other conditions. The company conducts a careful review prior to giving out credit and thereby mitigating this risk.

         INTEREST RATE RISK

         Interest rate risk reflects the risk that the company's earnings will decline due to fluctuations in interest rates. The company at the moment has no interest bearing borrowings.

         LIQUIDITY RISK

         Liquidity risk is the risk that the company will encounter difficulty in liquidating its receivables at an amount close to fair value at the time it required to repay its loans and payable. The company monitors its receivables closely to mitigate this risk.

         FAIR VALUE

         The accounts receivables, security deposits and accounts payable approximate fair value.

         However, it is not practicable to determine the fair value with sufficient reliability for the amount due to Apex Travel Ltd. because there is no active secondary market, and the uncertainty and potentially broad range of outcomes pertaining to the future cash flows from this instrument renders the calculation of a fair value with appropriate reliability impractical.

8.       INCOME TAXES

         At February 28, 1999, the company has approximately $23,000 of losses available for application against future taxable income which if unused, $388 will expire in 2004, $19,966 in 2005 and the balance in 2006.

                           APEX CANADIAN HOLIDAYS LTD.
                          NOTES TO FINANCIAL STATEMENTS
                                FEBRUARY 28, 1999


9.       UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

         The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will fully resolved.

                                   EXHIBIT 99

                                 PROMISSORY NOTE

$100,000.00                                             Dated:  August 17, 1999

1.       PRINCIPAL.

FOR VALUE RECEIVED, the undersigned, ZSTAR ENTERPRISES, INC., a Nevada corporation ("Borrower"), hereby promises to pay to the order of HALIUN HONGORZUL, of Ulaanbaatar, Mongolia ("Lender"), the principal sum of One Hundred Thousand United States Dollars (U.S.$100,000.00) (the "Loan") with interest from August 15, 1999, on the unpaid principal at the rate of eight percent (8%) per annum.


2.       PAYMENT OF PRINCIPAL AND INTEREST.

Unless accelerated pursuant to the terms of this Note, the unpaid balance of this Note, together with all then unpaid interest accrued on the unpaid principal balance, shall be due and payable on demand (the "Maturity Date"), PROVIDED, HOWEVER, that Borrower shall use its best efforts to pay the Loan in full on or before December 31, 1999. No amount paid under this Note may be reborrowed.


All interest due hereunder shall be computed on the basis of a year of 365 days for the actual number of days elapsed.


Except as provided in the immediately following paragraph, all payments received by Lender under this Note shall be credited first to any charges or other expenses for which Lender is entitled to payment hereunder, next to accrued but unpaid interest, and third to unpaid principal.


Notwithstanding anything to the contrary set forth in this Note, if at any time until payment in full of all amounts due Lender hereunder, the rate of interest payable by Borrower pursuant to this Note (the "Stated Rate") exceeds the amount payable under the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the amount payable under the Maximum Lawful Rate; PROVIDED, HOWEVER, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender hereunder is equal to the total interest which Lender would have received had the Stated Rate been (but for the operation of this paragraph) the interest rate payable since the date hereof. Thereafter, the interest rate payable hereunder shall be the Stated Rate unless and until the Stated Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest payable by Borrower hereunder exceed the amount payable under the Maximum Lawful Rate. In the event that a court of competent jurisdiction shall make a final determination that Lender has received interest hereunder in excess of the amount payable under the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess in the following order: (i) then due and payable fees and expenses; (ii) then due and payable interest payments; (iii) then due and payable principal payments on the Loan; (iv) then to any other unpaid obligations of Borrower to Lender under this Note; and (v) thereafter as a refund to Borrower or as a court of competent jurisdiction may otherwise order.


3.       MANNER OF PAYMENT.

Principal and interest on the Loan, and all other amounts payable hereunder, are payable in lawful currency of the United States of America in immediately available funds at such address and in such form as may be required by Lender.


4.       EVENTS OF DEFAULT/REMEDIES.

         A. EVENTS OF DEFAULT. Any of the following events shall constitute an Event of Default:


         (1) breach by Borrower of any of Borrower's obligations or covenants under this Note; or


         (2) Borrower (A) becomes insolvent or admits in writing Borrower's inability to pay Borrower's debts as they mature, (B) makes any assignment for the benefit of creditors, or (C) applies for or consents to the appointment of a receiver or trustee for Borrower or for a substantial part of Borrower's property or business, or a receiver or trustee otherwise is appointed and is not discharged within thirty (30) days after such appointment; or


         (3) any of Borrower's representations or warranties made herein or in any statement or certificate at any time given by Borrower pursuant hereto or in connection herewith is false or misleading in any material respect; or


         (4) any bankruptcy, insolvency, reorganization or liquidation proceeding or other proceeding for relief under any bankruptcy law or any law for the relief of debtors is instituted by or against Borrower; or


         (5) any money judgment, writ or warrant of attachment, or similar process (singly or, if more than one, cumulatively in excess of $100,000) is entered or filed against Borrower or any of the assets of Borrower and (A) remains unvacated, unbonded, unstayed, undismissed or undischarged for a period of thirty
                  (30) days or in any event later than five (5) days before the date of any proposed sale thereunder, or (B) Borrower has not appealed the same in good faith to Lender's satisfaction; or


         (6) the condition, financial or otherwise, of Borrower suffers any material adverse change, in the reasonable opinion of Lender; or


         B. REMEDIES. Upon demand or upon the occurrence and during the continuance of an Event of Default described in Subsections 4(a)(2) or 4(a)(4) above, all indebtedness under this Note shall automatically be immediately due and payable. In addition, Lender, at its option, and without notice to Borrower, may take one or more of the actions described below. Upon the occurrence and during the continuance of any other Event of Default, Lender at its option and, unless otherwise specified below, without notice to Borrower, may do any one or more of the following:


         (1) declare all indebtedness under this Note immediately due and payable and credit any sums received thereafter in such manner as it elects upon such indebtedness; provided, however, that such application of sums so received shall not serve to waive or cure any default existing under this Note nor to invalidate any notice of default or any act done pursuant to such notice and shall not prejudice any rights of Lender; and


         (2) exercise any or all rights provided or permitted by law or granted pursuant to this Note in such order and in such manner as Lender may, in its sole judgment, determine.


         C. NO WAIVER OF REMEDIES. No waiver of any breach of or default under any provision of this Note shall constitute or be construed as a waiver by Lender of any subsequent breach of or default under that or any other provision of this Note.


         D. REMEDIES NOT EXCLUSIVE. No remedy herein conferred upon Lender is intended to be exclusive of any other remedy herein or in any other agreement between the parties hereto or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.


5.       COVENANTS AND AGREEMENTS.

Borrower hereby makes the following covenants, which shall be deemed to be continuing covenants until payment in full of all indebtedness of Borrower to Lender arising under this Note:


         A. Borrower shall promptly notify Lender in writing of the occurrence of any act or event including, without limitation, the commencement or threat of any action, suit, claim or proceeding against or investigation of Borrower, which could materially and adversely affect Borrower or which could impair the validity, effectiveness or enforceability of, or impair Borrower's ability to perform its obligations under, this Note, and of the occurrence of any Event of Default or any event which with the giving of notice, the lapse of time, or both, would become an Event of Default and the action Borrower proposes to take with respect thereto.


         B. Borrower shall, at any time and from time to time, upon the written request of Lender, execute and deliver to Lender such further documents and instruments and do such other acts and things as Lender may reasonably request in order to effectuate fully the purpose and intent of this Note.


6.       REPRESENTATIONS AND WARRANTIES OF BORROWER.

Borrower hereby makes the following representations and warranties, which shall be deemed to be continuing representations and warranties until payment in full of all indebtedness of Borrower to Lender arising pursuant to this
Note:


         A. NO CONFLICT. The execution, delivery and performance of this Note are not in contravention of or in conflict with any agreement, indenture or undertaking to which Borrower is a party or by which Borrower or any of Borrower's assets or property may be bound or affected and do not cause any security interest, lien or other encumbrance to be created or imposed upon any such property by reason thereof.


         B. LITIGATION. There is no action, suit or proceeding pending or, to the best of Borrower's knowledge and belief, threatened against or affecting Borrower which could impair the validity, effectiveness or enforceability of, or impair Borrower's ability to perform its obligations under, this Note, whether said actions, suits or proceedings are at law or in equity or before or by any governmental authority.


7.       LEGAL FEES.

Borrower agrees to pay all costs and expenses, including without limitation reasonable attorneys' fees, incurred by Lender in connection with the enforcement of any obligation of Borrower under this Note.


8.       SEVERABILITY.

In case any term or any provision of this Note shall be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Note and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


9.       HEADINGS.

Headings used in this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.


10.      GOVERNING LAW.

This Note shall be governed by and construed in accordance with the laws of the State of Nevada.

                                    Borrower:

                                    ZSTAR ENTERPRISES, INC.
                                    a Nevada corporation

                                    By:    /s/ Chui Keung Ho
                                           ----------------------------
                                    Name:  Chui Keung Ho
                                    Title: President